                                                                                Exhibit 10(n)

OLIN CORPORATION

AMENDED AND RESTATED

1997 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated Effective December 11, 2008)

1. Purpose.  The purpose of the Olin Corporation 1997 Stock Plan for Non-employee Directors (the “Plan”) is to promote the long-term growth and financial success of Olin Corporation by attracting and retaining non-employee directors of outstanding ability and by promoting a greater identity of interest between its non-employee directors and its shareholders.

2. Definitions.  The following capitalized terms utilized herein have the following meanings:

“Board” means the Board of Directors of the Company.

“Cash Account” means an account established under the Plan for a Non-employee Director to which cash meeting fees, Board Chairman fees, Lead Director Fees, Committee Chair fees and retainers, or other amounts under the Plan, have been or are to be credited in the form of cash.

“Change in Control” means the occurrence of any of the following events:

(a) any person or Group acquires ownership of Olin’s stock that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of Olin’s stock, (including an increase in the percentage of stock owned by any person or Group as a result of a transaction in which Olin acquires its stock in exchange for property, provided that the acquisition of additional stock by any person or Group deemed to own more than 50% of the total fair market value or total voting power of Olin’s stock on January 1, 2005, shall not constitute a Change in Control); or

(b) any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership of Olin stock possessing 30% or more of the total voting power of Olin stock; or

(c) a majority of the members of Olin’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Olin’s board of directors prior to the date of the appointment or election; or

(d) any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from Olin that have a total Gross Fair Market Value equal to 40% or more of the total Gross Fair Market Value of all Olin assets immediately prior to such acquisition or acquisitions, provided that there is no Change in Control when Olin’s assets are transferred to:

(i) a shareholder of Olin (immediately before the asset transfer) in exchange for or with respect to Olin stock;

(ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Olin;

(iii) a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding Olin stock; or

(iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this paragraph (d) a person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which Olin has no ownership interest before the transaction, but which is a majority-owned subsidiary of Olin after the transaction is not a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any applicable rules, regulations and/or other guidance thereunder.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

“Committee” means the Compensation Committee (or its successor) of the Board.

“Common Stock” means the Company’s Common Stock, $1.00 par value per share.

“Company” means Olin Corporation, a Virginia corporation, and any successor.

“Credit Date” means the second Thursday in February, May, August and November and one week after the regularly scheduled board meeting in December or, in the event the December board meeting extends for more than one day, one week after the first day of such regularly scheduled board meeting held in December.

“Disability” means the Non-employee Director:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan from the Non-employee Director’s employer.

“Excess Retainer” means with respect to a Non-employee Director the amount of the full annual cash retainer payable to such Non-employee Director from time to time by the Company for service as a director in excess of $25,000, if any; provided that in the event the annual cash retainer is prorated to reflect that such Non-employee Director did not serve as such for the full calendar year, the $25,000 shall be similarly prorated.

“Fair Market Value” means, with respect to a date, on a per share basis, with respect to phantom shares of Common Stock or Spin-Off Company Common Stock, the average of the high and the low price of a share of Common Stock or Spin-Off Company Common Stock, as the case may be, as reported on the consolidated tape of the New York Stock Exchange on such date or if the New York Stock Exchange is closed on such date, the next succeeding date on which it is open.

“Gross Fair Market Value” means the value of assets determined without regard to any liabilities associated with such assets.

“Group” means persons acting together for the purpose of acquiring Olin stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Olin.  If a person owns stock in both Olin and another corporation that enter into a merger, consolidation purchase or acquisition of stock, or similar transaction, such person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.

“Interest Rate” effective as of January 1, 2005, means the rate of interest equal to the Federal Reserve A1/P1 Composite rate for 90 day commercial paper plus 10 basis points, or such other specified, non-discretionary interest rate (or formula describing such rate) established by the Committee on a prospective basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-employee Director” means a member of the Board who is not an employee of the Company or any subsidiary thereof.

“Olin Stock Account” means the Stock Account to which phantom shares of Common Stock are credited from time to time.

“Plan” means this Olin Corporation 1997 Stock Plan for Non-employee Directors as amended from time to time.

“Prior Plans” means the 1994 Plan and all of the Corporation’s other directors’ compensation plans, programs, or arrangements which provided for a deferred cash or stock account.

“Retirement Date” means the date the Non-employee Director (i) ceases to be a member of the Board for any reason and (ii) effective as of January 1, 2005, has experienced a “separation from service” as that term is used in Code Section 409A.

“Spin-Off Company” means Arch Chemicals, Inc., a Virginia corporation and any successor.

“Spin-Off Company Common Stock” means shares of common stock of the Spin-Off Company, par value $1.00 per share.

“Spin-Off Company Stock Account” means the Stock Account to which phantom shares of Spin-Off Company Common Stock are credited.

“Stock Account” means an account established under the Plan for a Non-employee Director to which shares of Common Stock and Spin-Off Company Common Stock have been or are to be credited in the form of phantom stock, which shall include the Olin Stock Account and the Spin-Off Company Stock Account.

“Stock Grant Period” means the twelve-month period commencing May 1 of a calendar year, and ending on April 30 of the immediately following calendar year.  The first Stock Grant Period under the Plan shall be the twelve-month period commencing May 1, 2009 and ending April 30, 2010.

3. Term.  The Plan originally became effective January 1, 1997, and was last amended and restated effective as of October 23, 2008.  The Plan is amended and restated as of December 11, 2008, except as otherwise provided for herein.  Notwithstanding the foregoing, those provisions required for compliance with Code Section 409A shall be generally effective as of January 1, 2005 or as otherwise specifically set forth herein.

4. Administration.  Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee.  Decisions of the Committee shall be final, conclusive and binding upon all parties.

5. Participation.  All Non-employee Directors shall participate in the Plan.

6. Grants and Deferrals.

(a) Annual Stock Grant.  Subject to the terms and conditions of the Plan, on the second Credit Date each year, each Non-employee Director shall be credited with a number of shares of Common Stock with an aggregate Fair Market Value on such Credit Date equal to $65,000, rounded to the nearest 100 shares.  To be entitled to such credit in any year, a Non-employee Director must be serving as such on May 1 of such year; provided, however, that in the event a person becomes a Non-employee Director subsequent to May 1 of a Stock Grant Period, such Non-employee Director, on the Credit Date next following his or her becoming such, shall be credited with that number of shares of Common Stock equal to one-twelfth of the number of shares issued to each other Non-employee Director as the Annual Stock Grant for such Stock Grant Period, multiplied by the number of whole calendar months remaining in such Stock Grant Period following the date he or she becomes a Non-employee Director (rounded up to the next whole share in the event of a fractional share).  Notwithstanding the foregoing and in order to address the gap in annual stock grant coverage for the period of January 1, 2009 until April 30, 2009, on the first Credit Date of 2009, each Non-employee Director serving as such on such date shall be credited with a number of shares of Common Stock with an aggregate Fair Market Value on such Credit Date equal to $21,667, rounded to the nearest 100 shares.  Actual receipt of shares shall be deferred and each eligible Non-employee Director shall receive a credit to his or her Olin Stock Account for such shares on the date of such credit.  A Non-employee Director may elect in accordance with Section 6(f) to defer to his or her Olin Stock Account receipt of all or any portion of such shares after such Non-employee Director’s Retirement Date.  Except with respect to any shares the director has so elected to defer, certificates representing such shares shall be delivered to the Non-employee Director (or in the event of death, to his or her beneficiary designated pursuant to Section 6(i)) on or as soon as practicable, but no later than thirty (30) days, following such Non-employee Director’s Retirement Date.

(b) Annual Retainer Stock Grant.  Subject to the terms and conditions of the Plan, each Non-employee Director who is such on May 1 of that year shall receive that number of shares (rounded up to the next whole share) of Common Stock having an aggregate Fair Market Value of $25,000 on the second Credit Date in such year.  In the event a person becomes in a Stock Grant Period a Non-employee Director subsequent to May 1 and has not received the annual stock retainer for such Stock Grant Period, such person, on the Credit Date next following his or her becoming such, shall receive that number of shares of Common Stock equal to one-twelfth of the number of shares issued to each other Non-employee Director as the Annual Retainer Stock Grant for such Stock Grant Period, multiplied by the number of whole calendar months remaining in such Stock Grant Period following the date he or she becomes a Non-employee Director (rounded up to the next whole share in the event of a fractional share).  Notwithstanding the foregoing and in order to address the gap in annual retainer stock grant coverage for the period of January 1, 2009 until April 30, 2009, on the first Credit Date of 2009, each Non-employee Director serving as such on such date shall receive that number of shares (rounded up to the next whole share) of Common Stock having an aggregate Fair Market Value of $8,333.  The annual cash retainer payable to the Non-employee Director shall be payable on the second Credit Date of each year, and shall be reduced by the aggregate Fair Market Value of the shares the Non-employee Director receives or defers as the Annual Retainer Stock Grant (excluding any rounding of fractional shares) on the date such Fair Market Value is calculated.  A Non-employee Director may elect to defer receipt of all or any portion of such shares in accordance with Section 6(f).  Except with respect to any shares the director has so elected to defer, certificates representing such shares shall be delivered to such Non-employee Director (or in the event of death, to his or her beneficiary designated pursuant to Section 6(i)) as soon as practicable, but no later than thirty (30) days, following the applicable Credit Date.

(c) One-time Stock Grant.  Subject to the terms and conditions of the Plan, receipt of all shares of Olin Stock credited under the one-time grants to certain Non-employee Directors that the Company made as of January 15, 1997, shall be deferred.  Such Non-employee Directors may elect in accordance with Section 6(f) to defer receipt of all or any portion of such shares to a date or dates following such Non-employee Director’s Retirement Date.  Except with respect to any shares so deferred, certificates representing such shares shall be delivered to such Non-employee Directors (or in the event of death, to his or her beneficiary designated pursuant to Section 6(i)) on or as soon as practicable, but no later than thirty (30) days, following his or her Retirement Date.

(d) Payment of Meeting Fees, Chairman of the Board Fees, Lead Director Fees, Committee Chair Fees and Excess Retainer and Election to Receive Fees in Stock in Lieu of Cash.  Cash payments of meeting fees shall be made on the first Credit Date following the meeting date, cash payments of Committee Chair fees shall be made on the second Credit Date of each year, and cash payments of Chairman of the Board fees and Lead Director fees shall be made in four equal payments on the first four Credit Dates of each year.  Except with respect to any cash payments the director has elected to defer in accordance with Section 6(f), such payment shall be delivered to the Non-employee Director on or as soon as practicable, but no later than thirty (30) days, following the applicable Credit Date.  Subject to the terms and conditions of the Plan, a Non-employee Director may elect to receive all or a portion of the director meeting fees, fees as Chairman of the Board, fees as Lead Director, fees as a Committee Chair and the Excess Retainer payable in cash by the Company for his or her service as a director for the calendar year in the form of shares of Common Stock.  Such election shall be made in accordance with Section 6(f).  A Non-employee Director who so elects to receive all or a portion of the Excess Retainer or other fees in the form of shares for such year shall be paid on the Credit Date on which the cash portion of the Excess Retainer or the other fees, as the case may be, would have been paid.  The number of shares (rounded up to the next whole share in the event of a fractional share) payable to a Non-employee Director who so elects to receive the Excess Retainer or meeting fees, Board Chairman fees, Lead Director fees or Committee Chair fees in the form of shares shall be equal to the aggregate Fair Market Value on the relevant Credit Date.  Except with respect to any shares the director has elected to defer in accordance with Section 6(f), certificates representing such shares shall be delivered to the Non-employee Director on or as soon as practicable, but no later than thirty (30) days, following the applicable Credit Date.

(e) Deferral of Meeting Fees, Chairman of the Board Fees, Lead Director Fees, Committee Chair Fees and Excess Retainer.  Subject to the terms and conditions of the Plan, a Non-employee Director may elect to defer all or a portion of the shares payable under Section 6(d) and all or a portion of the director meeting fees, fees as Chairman of the Board, fees as Lead Director, fees as a Committee Chair and Excess Retainer payable in cash by the Company for his or her service as a director for the calendar year.  Such election shall be made in accordance with Section 6(f).  A Non-employee Director who elects to so defer shall have any deferred shares deferred in the form of shares of Common Stock and any deferred cash fees and retainer deferred in the form of cash.

(f) Elections.

(1) Deferrals.  Effective as of January 1, 2005, all elections to defer payment of compensation under this Plan shall:

•	be made in writing and delivered to the Secretary of the Company,

•	be irrevocable once the year to which the election relates commences,

•
be made before January 1 of the year in which the shares of Common Stock or director’s fees and retainer are to be earned (or, in the case of an individual who becomes a Non-employee Director during a calendar year, within 30 days of the date of his or her election as a director; notwithstanding the foregoing no amounts earned prior to an election shall be deferred by new participants), and

•	specify the portions (in 25% increments) to be deferred.

(2) Stock and Cash Account Payments.  Effective as of January 1, 2005, Stock and Cash Accounts shall be paid in a single lump sum payment within 30 days of the Non-employee Director’s Retirement Date unless the Non-employee Director makes an election as set forth below:

•	a payment election, if any, shall be made on or before the earlier of:
°	the time such individual makes any deferral election under the Plan, or
°	the end of the 30 day period following the date an individual first becomes a Non-employee Director.
•	a payment election may specify a payment date, provided such date is after the Non-employee Director’s Retirement Date.

•	a payment election may specify the method of payment (lump sum or annual installments (up to 10)).

Notwithstanding any election, Plan payments will be made (or annual installments will begin) upon a Non-employee Director’s death.  All payments shall be made (or each annual installment shall be paid) within 30 days of the prescribed payment date, and any payment election shall be irrevocable except as permitted in Section 6(f)(4) below.

(3) Dividends and Interest on Stock and Cash Accounts.  Dividends and interest on Stock and Cash Accounts shall be paid as provided in Section 6(f)(8) unless the Non-employee Director makes an election to have such amounts deferred and credited back to the appropriate account (and shall be payable in accordance with Sections 6(f)(2) and (4) herein), provided that such election is made within the time prescribed by Section 6(f)(2) above.

(4) Change in Payment Election.  Any change with respect to a Non-employee Director’s payment election under the Plan will not be effective for one year, must be made at least one (1) year in advance of the first date payment is scheduled and must further defer all payments by at least five (5) years from the prior scheduled payment date.  Notwithstanding the foregoing, for the transition period beginning January 1, 2005 and ending December 31, 2008, any Non-employee Director may make a payment election in accordance with Code Section 409A (and applicable IRS transition relief), in the time and manner prescribed by the Committee and subject to the following provisions.  As of December 31, 2008, any then effective transition payment elections shall be irrevocable for the duration of a Non-employee Director’s participation in the Plan except as set forth in the first sentence of this Section 6(f)(4).  No election made in 2008 under this transition relief will apply to amounts that would otherwise be payable in 2008, nor may such election cause an amount to be paid in 2008 that would not otherwise be payable in 2008.  No election under this transition relief may be made retroactively, when Plan payments are imminent, or after a Non-employee Director has left the Board.

(5) Olin Stock Account.  On the Credit Date (or in the case of a proration, on the first day of the appropriate calendar month), a Non-employee Director who has elected to defer shares under Sections 6(b) or 6(e) shall receive a credit to his or her Olin Stock Account.  The amount of such credit shall be the number of shares so deferred (rounded to the next whole share in the event of a fractional share).  A Non-employee Director may elect to defer the cash dividends paid on his or her Stock Account in accordance with Section 6(f)(3).

(6) Cash Account.  On the Credit Date or in the case of the Excess Retainer, on the day on which the Non-employee Director is entitled to receive such Excess Retainer, a Non-employee Director who has elected to defer cash fees and/or the Excess Retainer under Section 6(e) in the form of cash shall receive a credit to his or her Cash Account.  The amount of the credit shall be the dollar amount of such Director’s meeting fees, Board Chairman fees, Lead Director fees or Committee Chair fees earned during the immediately preceding quarterly period or the amount of the Excess Retainer to be paid for the calendar year, as the case may be, and in each case, specified for deferral in cash.  A Non-employee Director may elect to defer interest paid on his or her Cash Account in accordance with Section 6(f)(3).

(7) Installment Payments.  Installment payments from an Account shall be equal to the Account balance (expressed in shares in the case of the Stock Account, otherwise the cash value of the Account) at the time of the installment payment times a fraction, the numerator of which is one and the denominator of which is the number of installments not yet paid.  Fractional shares to be paid in any installment shall be rounded up to the next whole share.  In the event of an election under Section 6(d) for director meeting fees, Board Chairman fees, Lead Director fees, Committee Chair fees or Excess Retainer to be paid in shares of Common Stock, the election shall specify the portion (in 25% increments) to be so paid.

(8) Dividends and Interest.  Each time a cash dividend is paid on Common Stock or Spin-Off Company Common Stock, a Non-employee Director who has shares of such stock credited to his or her Stock Account shall be paid on the dividend payment date such cash dividend in an amount equal to the product of the number of shares credited to the Non-employee Director’s Olin Stock Account or Spin-Off Company Stock Account, as the case may be, on the record date for such dividend times the dividend paid per applicable share unless the director has elected to defer such dividend to his or her applicable Stock Account as provided herein.  If the Non-employee Director has elected to defer such dividend, he or she shall receive a credit for such dividends on the dividend payment date to his or her Olin Stock Account or Spin-Off Company Stock Account, as the case may be.  The amount of the dividend credit shall be the number of shares (rounded to the nearest one-thousandth of a share) determined by multiplying the dividend amount per share by the number of shares credited to such director’s applicable Stock Account as of the record date for the dividend and dividing the product by the Fair Market Value per share of Common Stock or Spin-Off Company Common Stock, as the case may be, on the dividend payment date.  A Non-employee Director who has a Cash Account shall be paid interest directly on such account’s balance at the end of each calendar quarter, payable at a rate equal to the Interest Rate in effect for such quarter unless such Non-employee Director has elected to defer such interest to his or her Cash Account, in which case such interest shall be credited to such Cash Account at the end of each calendar quarter.  All amounts paid pursuant to this subsection (8) shall be paid on or as soon as practicable, but no later than thirty (30) days, following the applicable payment date (i.e., the applicable dividend payment date or end date of the fiscal quarter).

(9) Payouts.  Cash Accounts and the Spin-Off Company Stock Account will be paid out in cash and Olin Stock Accounts shall be paid out in shares of Common Stock unless the Non-employee Director elects at the time the payment is due to take the Olin Stock Account in cash.

(g) No Stock Rights.  Except as expressly provided herein, the deferral of shares of Common Stock or Spin-Off Company Common Stock into a Stock Account shall confer no rights upon such Non-employee Director, as a shareholder of the Company or of the Spin-Off Company or otherwise, with respect to the shares held in such Stock Account, but shall confer only the right to receive such shares credited as and when provided herein.

(h) Change in Control.  Notwithstanding anything to the contrary in this Plan or any election, in the event a Change in Control occurs, amounts and shares credited to Cash Accounts (including interest accrued to the date of payout) and Stock Accounts shall be promptly (but no later than thirty (30) days following the Change in Control) distributed to Non-employee Directors except the Olin Stock Account shall be paid out in cash and not in the form of shares of Common Stock.  For this purpose, the cash value of the amount in the Stock Account shall be determined by multiplying the number of shares held in the Olin Stock Account or the Spin-Off Company Stock Account by the higher of (i) the highest Fair Market Value of Common Stock or Spin-Off Company Common Stock, as appropriate, on any date within the period commencing thirty (30) days prior to such Change in Control and ending on the date of the Change in Control, or (ii) if the Change in Control occurs as a result of a tender or exchange offer or consummation of a corporate transaction, then the highest price paid per share of Common Stock or Spin-Off Company Common Stock, as appropriate, pursuant thereto.

(i) Beneficiaries.  A Non-employee Director may designate at any time and from time to time a beneficiary for his or her Stock and Cash Accounts in the event his or her Stock or Cash Account may be paid out following his or her death.  Such designation shall be in writing and must be received by the Company prior to the death to be effective.

(j) Prior Plan Accounts.  Any transfers made to a Cash Account or a Stock Account from Prior Plans shall be maintained and administered pursuant to the terms and conditions of this Plan; provided that prior annual 100- or 204-share grant deferrals shall be treated as deferrals of 204-share grants under this Plan, the $25,000 annual share grant under the 1994 Plan shall be treated as deferrals under Paragraph 6(b) hereof and deferrals of meeting fees under all Prior Plans and of the Excess Retainer under the 1994 Plan shall be treated as deferrals under Paragraph 6(d) hereof.  Prior elections and beneficiary designations under the 1994 Plan and this Plan shall govern this Plan unless changed subsequent to October 2, 1997.

(k) Stock Account Transfers.  A Non-employee Director may elect from time to time to transfer all or a portion (in 25% increments) of his or her Spin-Off Company Stock Account to his or her Olin Stock Account.  The amount of phantom shares of Common Stock to be credited to a Non-employee Director’s Olin Stock Account shall be equal to the number of shares of Common Stock that could be purchased if the number of phantom shares of Spin-Off Company Common Stock in his or her Spin-Off Company Stock Account being transferred were sold and the proceeds reinvested in Common Stock based on the Fair Market Value of each.  Except as provided in Section 6(f)(8) with respect to dividends or in Section 8, no additional contributions or additions may be made to a Non-employee Director’s Spin-Off Company Stock Account after the Distribution Date.

7. Limitations and Conditions.

(a) Total Number of Shares.  The total number of shares of Common Stock that may be issued to Non-employee Directors under the Plan is 550,000, which may be increased or decreased by the events set forth in Section 8.  Such total number of shares may consist, in whole or in part, of authorized but unissued shares.  If any shares granted under this Plan are not delivered to a Non-employee Director or a beneficiary because the payout of the grant is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan.  No fractional shares shall be issued hereunder.  In the event a Non-employee Director is entitled to a fractional share, such share amount shall be rounded upward to the next whole share amount.

(b) No Additional Rights.  Nothing contained herein shall be deemed to create a right in any Non-employee Director to remain a member of the Board, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any cash or shares of Common Stock under the Plan which are not already credited to his or her accounts.

8. Stock Adjustments.  In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares of Common Stock that may be issued under the Plan as set forth in Section 7(a) and the number of shares that may be issued to a Non-employee Director with respect to any year as set forth in Section 6(a) and the number of shares of Olin Common Stock or Spin-Off Company Common Stock, as the case may be, held in a Stock Account, (ii) the class of shares that may be issued under the Plan and (iii) the amount and type of payment that may be made in respect of unpaid dividends on shares of Spin-Off Company Common Stock or Common Stock whose receipt has been deferred pursuant to Section 6(f), as the Committee shall deem appropriate in the circumstances.  The determination by the Committee as to the terms of any of the foregoing adjustments shall be final, conclusive and binding for all purposes of the Plan.

9. Amendment and Termination.  This Plan may be amended, suspended or terminated by action of the Board, except to the extent that amendments are required to be approved by the Company’s shareholders under applicable law or the rules of the New York Stock Exchange or any other exchange or market system on which the Common Stock is listed or traded.  No termination of the Plan shall adversely affect the rights of any Non-employee Director with respect to any amounts otherwise payable or credited to his or her Cash Account or Stock Account.

10. Nonassignability.  No right to receive any payments under the Plan or any amounts credited to a Non-employee Director’s Cash or Stock Account shall be assignable or transferable by such Non-employee Director other than by will or the laws of descent and distribution or pursuant to a domestic relations order.  The designation of a beneficiary under Section 6(i) by a Non-employee Director does not constitute a transfer.

11. Unsecured Obligation.  Benefits payable under this Plan shall be an unsecured obligation of the Company.

12. Rule 16b-3 Compliance.  It is the intention of the Company that all transactions under the Plan be exempt from liability imposed by Section 16(b) of the Exchange Act.  Therefore, if any transaction under the Plan is found not to be in compliance with an exemption from such Section 16(b), the provision of the Plan governing such transaction shall be deemed amended so that the transaction does so comply and is so exempt, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of an exemption.  Scheduled Plan payments will be delayed where the Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that such payment shall be made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.

13. Code Section 409A Compliance.  To the extent any provision of the Plan or action by the Board or Committee would subject any Non-employee Director to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.  It is intended that the Plan will comply with Code Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent.  The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A.  If, regardless of the foregoing, any Non-employee Director is liable for interest or additional taxes under Code Section 409A with respect to his or her Account (or a portion thereof), such Account (or applicable portion thereof) shall be paid at such time.  The preceding shall not be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid out under the Plan.